DATED

December 27, 2013

Share Purchase Agreement

between

Sistema Holding Limited

and

Sistema Finance S.A.

1. interpretation	1
2. SALE AND PURCHASE	3
3. purchase price	3
4. completion	3
5. THIRD PARTY RIGHTS	3
6. WARRANTIES	4
7. LIMITATIONS ON CLAIMS	4
8. CONFIDENTIALITY AND ANNOUNCEMENTS	4
9. further assurance	5
10. assignment	5
11. entire agreement	5
12. variation and waiver	5
13. notices	5
14. Severance	6
15. counterparts	6
16. governing law and jurisdiction	6
Schedule 1 Particulars of the Company	8
Schedule 2 Completion	9
Schedule 3 Warranties	10

General Warranties

1. Power to sell the Sale Shares

2. Shares in the Company

3. Information

4. Disputes and Investigations

5. Contracts and Trading

6. Finance and Guarantees

7. General Provisions

This agreement is dated December 27, 2013

Parties

(1)	Sistema Holding Limited incorporated and registered in Cyprus with company number 130423 whose registered office is at 17 Gr, Xenopoulou, 3106 Limassol, Cyprus (Seller).
(2)	Sistema Finance S.A. incorporated and registered in Luxembourg with company number B93023 whose registered office is at 40, Avenue Monterey L-2163 Luxembourg (Buyer).

(each a “party” and collectively the “parties”)

Background

The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Recitals

a. The Seller is the beneficial and registered owner of the Sale Shares.

b.	The Seller has agreed with the Buyer to sell the Sale Shares on the terms set out in this Agreement.

Agreed terms

1.	interpretation
1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Seller as at and to the Accounts Date, including the balance sheet, profit and loss account (together with the notes on them), the case flow statement and the auditor’s and directors’ reports.

Business Day: a day other than a Saturday, Sunday or public holiday in Cyprus when banks in Cyprus are open for business.

Claim: a claim for breach of any of the Warranties.

Company: Mobile TeleSystems Open Joint Stock Company, a company incorporated and registered in Russia with company number 7740000076 whose registered office is at Moscow, Marksistskaya Street 4, 109147, further details of which are set out in Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement or as further defined within the agreement.

Director: each person who is a director of either the Seller or the Buyer respectively.

Euro: denotes the lawful currency of the European Union.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

Purchase Price: the purchase price for the Sale Shares as set out in clause 0.

Sale Shares: the 193,473,900 (one hundred ninety three million four hundred seventy three thousand nine hundred) ordinary shares of the Company of nominal value RUB 0,1 owned by the Seller.

Warranties: the warranties given pursuant to clause 5 and further set out in Schedule 3.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.3	Headings in this agreement are for convenience of reference only and shall not affect the interpretation of this agreement.
1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.
1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.6	A reference to writing or written includes fax but not e-mail (unless otherwise expressly provided in this agreement).
1.7	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.
1.8	Reference to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.
1.9	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.
1.10	The above recitals constitute an integral and essential part of this Agreement.
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2.	SALE AND PURCHASE

The Seller shall sell and the Buyer shall buy, with effect from Completion the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them.

3.	purchase price

The Purchase Price is calculated with the formula (average weighted price for the last 30 calendar/working days of 1 (one) ordinary share of MTS OJSC on MOEX before this Share purchase agreement execution date) multiply by 193,473,900 and shall be paid by the Buyer within next 60 (sixty) calendar days after this Share purchase agreement execution date in accordance with 4.3(a).

4.	completion
4.1	Completion shall take place on the Completion Date at the offices of the Seller.
4.2	At Completion, the Seller shall comply with its obligations in Schedule 2.
4.3	Subject to the Seller complying with clause 4.2, the Buyer shall:
(a)	Pay the Purchase Price within next 60 (sixty) calendar days after this Share purchase agreement execution date by electronic transfer of immediately available funds to the Seller. Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligation to pay the Purchase Price; and/or
(b)	Agree with the Seller for a set-off of the purchase price which can or may materialised at a later stage;
(c)	Deliver to the Seller:
(i)	a certified copy of the resolution adopted by the board of directors of the Buyer approving the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion.
4.4	The Seller shall confirm to the Buyer orally or in writing the receipt of the deliverables from the Buyer under 4.3. Until such notice is issued or communicated the Completion shall not be deemed to have occurred.
4.5	This agreement (other than obligations that have already been fully performed) remains force after Completion.
5.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any of its terms.

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6.	WARRANTIES
6.1	The Seller warrants that, each Warranty is true, accurate and not misleading on the date of this agreement.
6.2	The Seller warrants to the Buyer that, as at the Completion, it is the sole legal and beneficial owner of the Sale Shares free from any encumbrances and third party rights.
6.3	Any warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made due and careful enquiries.
6.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.
6.5	No information of which the Buyer, its agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim, or reduce the amount recoverable under any Claim.
7.	LIMITATIONS ON CLAIMS
7.1	The aggregate liability of the Seller for all Claims shall not exceed 2 (two) billion US Dollars.
7.2	The Seller shall not be liable for a Claim unless notice in writing of the Claim, summarising the nature of the Claim in so far as it is known to the Buyer and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller.
7.3	Nothing in this clause 7 applies to exclude or limit the liability of the Seller to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.
8.	CONFIDENTIALITY AND ANNOUNCEMENTS
8.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:
(a)	the Seller shall not and shall procure that no member of the Seller’s Group shall at any time disclose to any person other than its professional advisers the terms of this agreement or any trade secret or other confidential information relating to the Company or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement;
(b)	subject to clause 8.1, neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement without the prior written consent of the other party.
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8.2	The Buyer may, at any time after Completion, announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer’s Group.
9.	further assurance
9.1	The Seller shall promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.
9.2	Each party agree at its own cost to perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Party may reasonably require, whether on or after the date of this agreement to implement and/or give effect to this agreement and the transaction contemplated by this agreement.
10.	assignment

This agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other party.

11.	entire agreement

This agreement together with the documents referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and misunderstandings between them, whether written or oral, relating to its subject matter.

12.	variation and waiver
12.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties or their authorised representatives.
12.2	No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.
12.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
13.	notices
13.1	A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or sent by pre-paid, first-class post, recorded
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delivery or special delivery in each case to that party’s registered office, or sent by fax to that party’s main fax number.

13.2	Delivery of a notice is deemed to have taken effect (provided that all other requirements in this clause if delivered by hand, at the time the notice is left at the address, or if sent by fax, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).
13.3	This clause does not apply to the service of any proceedings or other documents in any legal action or proceedings.
14.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

15.	counterparts
15.1	This agreement may be executed in any number of counterparts however each such counterpart shall constitute an original of this agreement and all of which together will constitute one and the same instrument. This agreement shall not be effective until each Party has executed at least one document.
16.	governing law and jurisdiction
16.1	This agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
16.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).
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IN WITNESS WHEREOF the Parties to this Agreement have caused this Agreement to be duly executed and signed on the date first written above in as many original copies as there are and each Party declaring having received on original copy.

Sistema Holding Limited /s/Atlas Alpha Services Limited Atlas Alpha Services Limited Director	Sistem Finance S.A. /s/ Gilles Jacquet Gilles Jacquet Director
/s/ Pieter Van Nugteren Pieter Van Nugteren Director

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Schedule 1

Particulars of the Company

Name:	[NAME OF COMPANY]
Registration number:	[NUMBER]
Registration office:	[ADDRESS]
Registered shareholder (and number of Sale Shares held):	[NAME OF SELLER] – [NUMBER] [ CLASS] shares of £[AMOUNT] each
Percentage held by the Seller:

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Schedule 2

Completion

1. At Completion, the Seller shall deliver to the Buyer:

(a)	a transfer of the Sale Shares, in agreed form, executed by the Seller in favour of the Buyer;

(b) the share certificates for the Sale Shares;

(c)	any papers or other documents relating to the Sale Shares that are in the possession of the Seller; and
(d)	a certified copy of the resolution, in agreed form, of the board of directors of the Seller approving the execution and delivery of this agreement and any other documents to be delivered by the Seller at Completion.
2.	The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in the agreed form completion board minutes shall take place.
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Schedule 3

Warranties

Part 1. General Warranties

1.	POWER TO SELL THE SALE SHARES
1.1	The Seller has the requisite power and authority to enter into and perform this agreement and the documents referred to in it (to which it is a party), and they constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.
1.2	the execution and performance by the Seller of this agreement and the documents referred to in it will not breach or constitute a default under the Seller’s articles of association, or any agreement, instrument, order, judgment or other restriction which binds the Seller.
2.	SHARES IN THE COMPANY
2.1	The Seller is the sole legal and beneficial owner of the sale shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.
2.2	No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of the Sale Shares (or any rights or interests in them), and no person has agreed to confer or has claimed any such right.
2.3	No Encumbrance has been granted to any person or otherwise exists affecting the Sale shares or any unissued shares, debentures or other unissued securities of the Company, and no commitment to create any such Encumbrances has been given, nor has any person claimed any such rights.
3.	INFORMATION
3.1	The particulars set out in Schedules are true, accurate and complete.
3.2	All information given by or on behalf of the Seller to the Buyer (or its agents or advisers) in the course of the negotiations leading up to this agreement, was when given, and is now, true , accurate and complete.
4.	DISPUTES AND INVESTIGATIONS
4.1	Neither the Seller, nor any of its Directors, nor any person for whose act the Seller may be vicariously liable, is engaged or involved in any of the following matters;
(a)	any litigation, administrative, arbitration or other proceedings, claims, actions, or hearings in relation with the Sale Shares (except for debt collection in the normal course of business); or
(b)	any dispute with or, investigation, inquiry, or enforcement proceedings by, any governmental, regulatory or similar body in relation with the Sale Shares.
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4.2	No Proceedings have been threatened or are pending by or against the Seller, any Director or any person for whose acts the Seller may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings in relation with the Sale Shares.
4.3	The Seller is not affected by any existing or pending judgment, order, decision or ruling of any court, tribunal or governmental, regulatory or similar body, nor has it given any undertaking in connection with any proceedings.
5.	CONTRACTS AND TRADING
5.1	The Seller is not a party to any contract, agreement, arrangement, understanding or commitment which is of an unusual or exceptional nature, outside the ordinary course of Business, or not on arm’s-length terms.
5.2	No party is in default of any agreement to which the Seller is a party, no such default has been threatened, and there are not facts or circumstances likely to give rise to any such default. No notice of termination of any such agreement has been received or served by the Seller, and there are no grounds for the termination, rescission, repudiation or a material changes in the terms of any such agreement.
5.3	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement in relation with the Seller and the Buyers.
6.	FINANCE AND GUARANTEEES
6.1	No Encumbrance over any of the Sale Shares of the Company is now enforceable, and there are no circumstances likely to give rise to any such enforcement.
6.2	The Company has not factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.
6.3	No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by the Company:
(a)	or any third party, in each case in respect of any indebtedness or any other obligations of the Company; or
(b)	in respect of any indebtedness or other obligations of any third party.

6.4	No insolvency event has occurred in relation to the Company or the Seller

7.	GENERAL PROVISIONS
7.1	Except for the Seller’s representations and warranties or as otherwise expressly provided herein or in the documents executed by the Seller at closing, the Seller hereby specifically disclaims any express or implied warranty, guaranty or representation, oral or written, past, present or future.
7.2	The Buyer acknowledges that is has been given the opportunity to inspect the information provided and is solely relying on its own investigation further it
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acknowledges that it had not made any express or implied, oral or written representations as to the accuracy or completeness of such information, except as specifically set forth herein or in the documents executed by the Seller at closing.

7.3	The representations and warranties in this Agreement and any schedule or exhibit delivered in connection herewith shall survive the completion date and continue for a period of one (1) year after the completion date, except with respect to actual fraud or any party hereto, in which case claims with respect to the such party shall continue until the expiration of the applicable status of limitations relating to the cause of action giving rise to damages.

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